Exhibit 99

                      PRESS RELEASE DATED OCTOBER 11, 2001.


BESTNET ANNOUNCES REDEMPTION OF OUTSTANDING PREFERRED SHARES WITH RESTRICTED COMMON STOCK October 11, 2001 09:15:00 AM ET

TUCSON, Ariz., Oct 11 /PRNewswire/ -- BestNet Communications Corp. (OTC Bulletin
Board: BESC), a provider of patented Internet-based telecommunication solutions, announced today it has redeemed all of the outstanding shares of its Series B convertible preferred stock (the "preferred stock") through the issuance of shares of restricted common stock.

The preferred stock was originally issued in connection with the Company's $5 million dollar private placement completed in May 2000. The financing was placed by Toronto based securities firm Thomson Kernaghan and Company Ltd., through Cedar Avenue LLC, a Cayman Island limited liability investment company. Mark Valentine, Chairman of Thomson Kernaghan said: "Cedar Avenue has been following BestNet closely over the last year. Unlike many other companies in the telecom sector, the BestNet stock has performed very well. Cedar Avenue believes that the patented Internet telecommunication technology exclusively licensed to BestNet offers significant efficiencies and cost-savings at a time when business and consumers are trying to reduce expenses. BestNet is uniquely positioned to rapidly grow, based on its innovative products and new management team. As a result, Cedar Avenue has decided to take a long term position in the Company's stock."